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                                                                    Exhibit 23.1

                              ACCOUNTANTS' CONSENT

The Board of Directors
NaviSite, Inc.:

We consent to incorporation by reference in the registration statement Nos. 333-89987, 333-67786, 333-67774, 333-56454, 333-56452 and 333-56478 on Form S-8
of NaviSite, Inc. of our report dated September 25, 2001, except as to Note 15, which is as of October 29, 2001, relating to the consolidated balance sheets of NaviSite, Inc. and subsidiary as of July 31, 2001 and 2000 and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the fiscal years in the three-year period ended July 31, 2001, and our report dated September 25, 2001 relating to the consolidated financial statement schedule, which reports are included in the July 31, 2001 Annual Report on Form 10-K of NaviSite, Inc.

                                           /s/ KPMG LLP

Boston, Massachusetts
October 29, 2001